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                    [LETTERHEAD OF SHEINFELD, MALEY & KAY]

                                                                     EXHIBIT 5.1

June 10, 1997

50-OFF Stores, Inc.
8750 Tesoro Drive
San Antonio, Texas 78217

Gentlemen:

     We have acted as bankruptcy counsel for 50-OFF Stores, Inc., a Delaware corporation (the "Company") as the debtor in proceedings under Chapter 11 of the United States Bankruptcy Code, 11 U.S.C. (S) 101 et seq., currently pending in the United States Bankruptcy Court for the Western District of Texas, San Antonio Division (the "Bankruptcy Court"), and in connection with the confirmation of the Company's Joint Plan of Reorganization, as Amended and Modified, by the Bankruptcy COurt ("Plan of Reorganization"). As bankruptcy counsel, our opinion has been requested as to certain matters in connection with the registration under the Securities Act of 1933, as amended, of (i) 12,200,915 Rights to purchase Units (the "Rights"), (ii) 122,009 Units (the "Units"), with each Unit representing 20 shares of Common Stock and 20 shares of Series A Preferred Stock, (iii) 7,320,540 shares of the Company's Common Stock, $.01 par value (the "Common Stock") representing (a) 2,440,180 shares of Common Stock issuable in connection with the Units, and (b) 4,880,360 shares of Common Stock issuable upon conversion of the Series A Preferred Stock, and (iv) 2,440,180 shares of the Company's Series A Preferred Stock, $.01 par value (the "Series A Preferred Stock"), issuable in connection with the Units, to be offered upon the terms and subject to the conditions set forth in the Registration Statement on Form S-1 (the "Registration Statement, as amended at the time it becomes effective, being herein called the "Registration Statement") relating thereto filed with the Securities and Exchange Commission.

     We have examined such of the Company's records, including the Plan of Reorganization, the Order Confirming Debtor's Joint Plan of Reorganization as Amended and Modified, the Company's Restated Certificate of Incorporation, Bylaws, Certificate of Designations with respect to the Company's Series A Preferred Stock, Certificate of Designations with respect to the Company's Series B Preferred Stock, and such other documents and have made such examinations of law as we have deemed relevant. Based upon the foregoing and subject to the assumptions and qualifications set forth herein, we are of the opinion that:

     1. The Company's Plan of Reorganization has been confirmed by order of the Bankruptcy Court, and such Plan was confirmed in accordance with applicable law and is

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50-OFF Stores, Inc.
June 9, 1997
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enforceable in accordance with its terms. Each requirement of Section 303 of the
Delaware General Corporation Law (excluding the actual filing of documents with the Delaware Secretary of State) necessary to effectuate the Corporate Actions (as defined in paragraph 2 below) without approval of the Company's board of directors and/or stockholders has been met. Such requirements include, without limitation, the matters referenced in subparagraphs 2(a) and 2(b) below.

     2. With respect to (i) the filing of the Registration Statement and the effectuation of the offering contemplated thereby, (ii) the increase in authorized shares, (iii) the creation, establishment, and authorization of the Series A Preferred Stock and Series B Preferred Stock and the preparation and filing with the State of Delaware of the Series A Preferred Stock Certificate of Designations and the Series B Preferred Stock Certificate of Designations, (iv) the authorization of the Rights and Units, (v) the restatement and amendment of the Certificate of Incorporation and Bylaws and the preparation and filing with the State of Delaware of the Restated Certificate of Incorporation, (vi) the reconstitution of the board of directors, and (vii) the registration, offer, sale, and issuance of the Rights, Units, Common Stock and Series A Preferred Stock, (with the actions set forth in (i) through (vii) collectively called the "Corporate Actions"); the Bankruptcy Court has by order or decree:

        (a) Authorized the Company to take each Corporate Action, without approval of the Company's board of directors or stockholders.

        (b) Authorized and designated Charles Fuhrmann to effect each Corporate Action on behalf of the Company and to take any and all action related thereto or in furtherance thereof, including, without limitation, the execution and acknowledgment of any and all documents and instruments contemplated by the Corporate Actions.

     The opinions expressed herein concern and are limited to the laws of the State of Texas and the State of Delaware, as currently in effect, and the federal laws of the United States of America, as currently in effect.

     This opinion is limited to the matters expressly set forth in this letter, as limited herein as of the date of this letter, and no opinion is implied or may be inferred beyond the matters expressly stated.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Opinion" in the Prospectus included as part of the Registration Statement. In giving this consent, we do not thereby admit that we are





















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50-OFF Stores, Inc.
June 9, 1997
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within the category of persons whose consent is required under Section 7 of the
Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                  SHEINFELD, MALEY & KAY, P.C.

                                  /s/ LEE POLSON
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                                  Lee Polson, Counsel